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                                                                  EXHIBIT (d)(3)




                                               October 10, 2000

Kohlberg & Co., LLC
111 Radio Circle Drive
Mt. Kisco, NY  10549
Attention:  Mr. Christopher Lacovara

By fax:  (914) 244-0689

Dear Mr. Lacovara:

     In connection with your consideration of a possible negotiated transaction (a "Transaction") by you or one or more of your affiliates involving Katy Industries, Inc. and/or one or more of its subsidiaries ("Katy"), Katy and its advisors and agents are prepared to make available to you certain information ("Evaluation Material"), some or all of which may be non-public, confidential or proprietary in nature.

1 By execution of this letter agreement (the "Agreement"), you agree to treat all Evaluation Material confidentially and to observe the terms and conditions in this Agreement. For purposes of this Agreement, "Evaluation Material" includes all:

     (a) information, regardless of the form in which it is communicated or maintained (whether before, on or after the date of this Agreement, and whether prepared by Katy, a financial advisor engaged by Katy (the "Financial Advisor") or otherwise) that contains or otherwise reflects information concerning Katy that you or your directors, officers, employees, partners, affiliates, agents, financing sources, advisors or representatives ("Representatives") may be provided by or on behalf of Katy or its advisors in the course of your evaluation of a Transaction; and

     (b) reports, analyses, notes or other information in any form that are based on, contain or reflect any other Evaluation Material ("Notes").

You shall not be required to maintain the confidentiality of those portions of the Evaluation Material that:

     (x) are or become generally available to the public other than as a result of a disclosure by you or any of your Representatives;

     (y) were given to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you or any of your Representatives, after reasonable inquiry, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Katy, any of its affiliates or any other person with respect to such material; or

Christopher Lacovara
Kohlberg & Co., LLC
Page 2                                                          October 10, 2000



      (z) are given to you on a non-confidential basis from a source other than Katy or its directors, officers, employees, stockholders, owners, partners, affiliates, agents, advisors or representatives, provided that the source of such information was not known by you or any of your Representatives, after reasonable inquiry, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Katy, any of its affiliates or any other person with respect to such material.

2 You agree that you will not use the Evaluation Material for any purpose other than determining whether you wish to enter into a Transaction. You agree not to disclose or allow disclosure to others of any Evaluation Material; except that you may disclose Evaluation Material to your Representatives to the extent necessary to permit such Representatives to assist you in making the determination referred to in the prior sentence, provided, however, that you shall require each such Representative to be bound by the terms of this Agreement to the same extent as if that Representative were a party to this Agreement and you shall be responsible for any breach of this Agreement by any of your Representatives (including Representatives who become former Representatives).

3 You agree that, for a period of 24 months from the date of signing this Agreement, you and your affiliates will not knowingly, after reasonable inquiry, employ any employee of Katy or any of its affiliates (or any successor).

4 In addition, you agree that you will not disclose (and will cause your Representatives not to disclose) to any person or entity, other than your Representatives who are subject to the requirements in paragraph 2 above, that you are having or have had discussions concerning a Transaction, that you have received Evaluation Material or that you are considering a Transaction (or any terms, conditions or other facts about the Transaction, including its status); provided that you may make such disclosure if:

     (a) you have received the written opinion of your counsel that you must make such disclosure to avoid violating the law;

     (b) you disclose only that portion of the Evaluation Material that, in the written opinion of your counsel, is legally required to be disclosed; and

     (c) prior to disclosure, you promptly advise and consult with Katy and its legal counsel concerning the information you propose to disclose and, upon Katy's request, you use your best efforts to obtain assurances that the information will be treated confidentially.

5 Although Katy will endeavor to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand and agree that none of Katy, its advisors nor any of their directors, officers, employees, stockholders, owners, partners, affiliates, agents, advisors or representatives:

     (a) has made or makes any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material; or

Christopher Lacovara
Kohlberg & Co., LLC
Page 3                                                          October 10, 2000



      (b) shall have any liability whatsoever to you or your Representatives relating to, or resulting from, the use of the Evaluation Material or any errors in it or omissions from it.

6 In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, you will give Katy written notice of such request or requirement as soon as is practicable so that Katy may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and you will cooperate with Katy to obtain such protective order. In the event that such protective order or other remedy is not obtained or Katy waives compliance with the relevant provisions of this Agreement, you (or such other persons to whom such request is directed) will disclose only that portion of the Evaluation Material that, in the written opinion of your counsel, is legally required to be disclosed and, upon Katy's request, use your best efforts to obtain assurances that the information will be treated confidentially.

7 If you decide that you do not wish to proceed with a Transaction, you will promptly notify Katy of that decision. In that case, or if Katy elects at any time to terminate further access by you to the Evaluation Material for any reason, you will promptly redeliver to Katy all copies of the Evaluation Material, destroy all Notes and, at the request of Katy or the Financial Advisor, certify such redelivery and/or destruction in writing. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations under this Agreement.

8 You hereby acknowledge that you are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning Katy and its affiliates, including a Transaction, from purchasing or selling securities of Katy Industries, Inc. in reliance upon such information, or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

9 You agree that, for a period of three years from the date of this Agreement, unless specifically invited in writing by the Board of Directors of Katy Industries, Inc., neither you nor any of your Representatives will in any manner, directly or indirectly:

     (a) effect (or seek, offer or propose, whether publicly or otherwise, to effect), cause, participate in, or in any way assist any other person to effect (or seek, offer or propose, whether publicly or otherwise, to effect), cause or participate in:

          (i) any acquisition of any securities (or beneficial ownership of securities) or assets of Katy, or any options or other rights to acquire such securities, ownership or assets;

          (ii) any tender offer, exchange offer, merger or other business combination involving Katy;

          (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Katy; or

Christopher Lacovara
Kohlberg & Co., LLC
Page 4                                                          October 10, 2000



          (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Katy Industries, Inc., any attempt to advise or influence any person with respect to such voting securities, or any demand for Katy's list of stockholders or other books and records;

     (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) that owns, or seeks or offers to acquire, beneficial ownership of Katy or to affect control of Katy, or for the purposes of circumventing the provisions of this Agreement;

     (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Katy;

     (d) take any action that might force Katy Industries, Inc. to make a public announcement regarding any of the types of matters in paragraph 9(a) above;

     (e) enter into any discussions or arrangements with any third party with respect to any of the matters in this paragraph 9; or

     (f) request Katy (or any of its directors, officers employees, agents, advisors or representatives), directly or indirectly, to amend or waive any provision of this paragraph 9 (including this sentence).

10   You understand that:

     (a) Katy shall conduct the process for a Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person);

     (b) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person;

     (c) Katy shall have the right to reject or accept any or all potential buyers, proposals or offers, and to terminate discussions with any or all potential buyers, for any reason whatsoever, in its sole discretion; and

     (d) neither you nor any of your Representatives shall have any claims whatsoever against Katy or its advisors or any of their respective directors, officers, employees, stockholders, owners, affiliates, agents, advisors or representatives arising out of or relating to the Transaction or the discussions or other processes contemplated by this Agreement (other than those against the parties to a definitive written agreement with you in accordance with the terms of that agreement).

     You agree that unless and until a definitive, legally binding, written agreement between Katy and you with respect to any Transaction has been executed and delivered, neither Katy nor you

Christopher Lacovara
Kohlberg & Co., LLC
Page 5                                                          October 10, 2000



     will be under any legal obligation of any kind whatsoever with respect to such Transaction (except for the obligations imposed by this Agreement).

11 It is further understood and agreed that appropriate contacts for due diligence purposes will be arranged by Katy's Chief Executive Officer or by a Katy officer designated by him (the Chief Executive Officer or the Katy officer designated by him referred to in this Agreement as the "Katy Contact Person") or by the Financial Advisor. It is also understood and agreed that all:

     (a)  communications regarding a Transaction;

     (b)  requests for additional information;

     (c)  requests for facility tours or management meetings; and

     (d)  discussions or questions regarding procedures,

     will be submitted or directed exclusively to the Katy Contact Person, and, following notification to you of the engagement of a Financial Advisor, to the Financial Advisor, and that none of you or your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate, or cause to be initiated, any communication with any director, officer, employee, stockholder, owner, partner, affiliate, agent, advisor or representative of Katy (other than the Katy Contact Person) concerning the Evaluation Material or a Transaction.

12 You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, and that in addition to all other remedies Katy shall be entitled to specific performance and injunctive or other equitable relief, without posting a bond as a remedy for any such breach. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that any party has breached this Agreement, the non-prevailing party shall be liable and pay to the prevailing party all reasonable costs and fees (including reasonable legal costs and fees) incurred by the prevailing party in connection with such litigation, including any appeal from it.

13 Katy reserves the right to assign its rights, powers and privileges under this Agreement (including, without limitation, the right to enforce the terms of this Agreement), in whole or in part, to any person or entity (including any person or entity that enters into a Transaction); provided that, following any such assignment, Katy shall be an intended beneficiary under this Agreement and no such assignment shall impair, limit or otherwise affect Katy's right to later enforce the terms of this Agreement.

14 All modifications of, waivers of and amendments to this Agreement or any part of it must be in writing signed on behalf of you and Katy, or by you and the Financial Advisor (as agent for Katy). You acknowledge that each of Katy and its advisors, and their directors, officers, employees, stockholders, owners, partners, affiliates, agents, advisors and representatives, is intended to be benefited by the disclaimer of liability in paragraph 5 of this Agreement and is entitled to claim the benefit of that disclaimer.

Christopher Lacovara
Kohlberg & Co., LLC
Page 6                                                          October 10, 2000



15 It is further understood and agreed that no failure or delay by Katy in exercising any right, power or privilege under this Agreement shall operate as a waiver of any part of this Agreement nor shall any waiver of any right, power or privilege on any occasion preclude any other exercise of that or any other right, power or privilege under this Agreement.

16 You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Chicago, Illinois over any suit, action or proceeding arising out of or relating to this Agreement. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to you shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that it has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon such judgment.

17 In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect to the fullest extent permitted by applicable law. If a provision of this Agreement is so broad as to be unenforceable, that provision will be interpreted to be only so broad as is enforceable.

18 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

19 If you are in agreement with the terms and conditions of this Agreement, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters in it.

                                      Very truly yours,

                                      KATY INDUSTRIES, INC.

                                      By: /s/ Stephen P. Nicholson
                                          -----------------------------------


Agreed and Accepted:
KOHLBERG & CO., LLC

By:     /s/ Christopher Lacovara
        ---------------------------

Title:  Principal
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Date:   10/11/00
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